Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No.1 of our report dated March 9, 2023, related to the consolidated financial statements of Faraday Future Intelligent Electric, Inc. as of and for the year ended December 31, 2022, which appear in this Registration Statement. The report for Faraday Future Intelligent Electric, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

May 24, 2023